PRESS RELEASE

Industrial Services of America, Inc. Reports First Quarter Results

Industrial Services of America, Inc. IDSA, a leading provider of logistics management services, equipment and processes for waste, recyclable commodities and other materials, announced unaudited financial results for the first quarter ending March 31, 2005.

Financial Highlights:

-- Total revenues for the first quarter of 2005 were $29.7 million compared with total revenues for the first quarter of 2004 of $34.8 million.

-- Net income for the first quarter of 2005 was $149,088 (basic and diluted earnings of 4 cents per share) compared with net income of $449,284 (basic earnings of 14 cents per share and diluted earnings of 13 cents per share) for the first quarter of 2004.

-- EBITDA for the first quarter of 2005 was $698,318 compared with EBITDA of $1,184,932 in the first quarter of 2004.

Industrial Services of America, Inc. Management's Comments

With the release of our earnings for the first quarter 2005, we are pleased to announce that each of the past two first quarters have been profitable. We have now recorded eight consecutive profitable quarters, during which we have paid down debt, paid cash for property and equipment, and paid our first cash dividend. This sustained profitability has placed us in a stronger financial position, allowing for greater flexibility to adjust to changing economic market conditions in the future.

Last year's record level of production in our ferrous material operations was based on high demand for ferrous materials worldwide. Historically, our goal has been to maintain a one-month supply of inventory. As the demand for ferrous materials eased during the fourth quarter of 2004 and the first quarter of 2005, our goal shifted to purchasing, upgrading and selling our recycling products so as to maximize profitability based on market conditions. In keeping with this change in trading philosophy, we held back shipments in the first quarter of 2005, anticipating better market conditions which have subsequently developed in April 2005. As a result of the decrease in shipments, earnings for the first quarter of 2005, while consistent with historical data, were not as high as the first quarter of 2004 when demand and production were abnormally high.

Industrial Services of America, Inc., is a Louisville, Ky.-based logistics management services company servicing commercial, industrial and logistics customers nationwide. Industrial Services of America, Inc. provides scrap processing, waste and recycling management services, and equipment sales and service. Industrial Services of America, Inc. also actively participates in international markets, exporting non-ferrous metals and other recyclable materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

FINANCIAL RESULTS AND
SUPPLEMENTAL FINANCIAL INFORMATION
FOLLOW

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(UNAUDITED)

	2005	2004

Revenue from services	$ 21,321,002	$ 22,712,344
Revenue from product sales	8,353,468	12,051,861
Total Revenue	29,674,470	34,764,205

Cost of goods sold for services	20,364,966	21,946,651
Cost of goods sold for product sales	7,558,021	10,594,186
Total Cost of goods sold	27,922,987	32,540,837

Selling, general and administrative	1,493,873	1,420,068

Income (loss) before other expenses	257,610	803,300

Other income (expense)
Interest expense	(24,211)	(52,287)
Interest income	24,505	4,582
Gain (loss) on sale of assets	(8,961)	(8,361)
Other income (expense), net	(461)	1,573
	(9,128)	(54,493)

Income (loss) before income taxes	248,482	748,807

Income tax provision	99,394	299,523

Net income (loss)	$ 149,088	$ 449,284

Basic earnings (loss) per share	$ 0.0	$ 0.14

Diluted earnings (loss) per share	$ 0.0	$ 0.13

Weighted shares outstanding:
Basic	3,576,283	3,304,494

Diluted	3,608,949	3,588,058

Industrial Services of America, Inc.
Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending March 31,
	2005	2004

Net Income	149,088	449,284
Interest expense	24,211	52,287
Income tax expense	99,394	299,523
Depreciation	425,625	383,838
Amortization	-	-
EBITDA (1)	698,318	1,184,932

(1)

EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense. We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/